CERTIFICATE OF TRUST

of

CBRE Clarion MLP Select Income Opportunities Fund

This Certificate of Trust for CBRE Clarion MLP Select Income Opportunities Fund (the “Trust”), a statutory trust, is filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code § 3801 et seq.) and sets forth the following:

1.	The name of the trust is: CBRE Clarion MLP Select Income Opportunities Fund

2.	The name and address of the Registered Agent in the State of Delaware is:

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

3.

The Trust is or will become prior to or within 180 days following the issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.	This certificate shall be effective upon filing.

5.	The business of the Trust will be managed in accordance with the Trust’s Agreement and Declaration of Trust as such document may be amended from time to time.

IN WITNESS WHEREOF, the undersigned, as the Trustee of the Trust, has caused this Certificate of Trust to be duly executed as of this 21st day of February, 2014.

By: /s/ William E. Zitelli

Name: William E. Zitelli, Initial Trustee

CBRE Clarion MLP Select Income Opportunities Fund